ADVENTRX RECEIVES NOTICE FROM NYSE AMEX

•	Going concern qualification in Annual Report

SAN DIEGO – June 2, 2009 - ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced that, on June 1, 2009, it was notified by staff of the NYSE Amex (formerly, the American Stock Exchange) that a review of the Company’s Form 10-Q for the period ended March 31, 2009 indicated that the Company is not in compliance with the NYSE Amex’s continued listing standards as set forth in Part 10 of the NYSE Amex’s Company Guide.

In order to maintain its listing, the Company must submit a plan by July 1, 2009 addressing how it intends to regain compliance by December 1, 2010. Subject to the plan being accepted by the NYSE Amex, the Company would have until December 1, 2010 to implement the plan, during which time the Company would be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframe, the plan will be accepted. The Company has verbally informed the NYSE Amex staff that it intends to submit a plan to resolve listing deficiencies and to regain compliance with the NYSE Amex continued listing requirements.

The NYSE Amex staff indicated that the Company is not in compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years and Section 1003(a)(iii) of the NYSE Amex Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

In addition, on March 27, 2009, the Company filed with the U.S. Securities and Exchange Commission an Annual Report on Form 10-K in which the Company’s auditors included a “going concern” qualification in its report, dated March 25, 2009. The Company’s auditors indicated that the Company had suffered recurring losses from operations and negative cash flows from operations that raised substantial doubt about the Company’s ability to continue as a going concern.

This press release is issued pursuant to Sections 402 and 610 of the NYSE Amex Company Guide.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company whose proprietary product candidates are designed to improve the safety and commercial potential of existing cancer treatments. The Company has an immediate need to raise additional capital to support its operations. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the NYSE Amex will suspend dealings in, or remove from the list, ADVENTRX’s common stock; the risk that the NYSE Amex does not accept ADVENTRX’s plan to regain compliance with the NYSE Amex’s continued listing standards, and the risk that ADVENTRX fails to execute such plan to the satisfaction of the NYSE Amex staff; the risk that ADVENTRX will liquidate its assets, entirely wind-down its operations and dissolve; the risk that, based on its current working capital, and the estimated costs associated with seeking approval for and implementing a plan of liquidation, ADVENTRX’s remaining capital available for distribution to its stockholders, if any, will be insignificant; the risk that ADVENTRX will be unable to consummate a strategic or partnering transaction or otherwise raise sufficient capital on a timely basis, or at all, to continue as a going concern, including as a result of negative perceptions of the data from ADVENTRX’s bioequivalence study of ANX-514; the risk that ADVENTRX will trigger a “maintenance failure” under that certain Rights Agreement, dated July 27, 2005, as amended, and be required to pay liquidated damages, including as a result of losing its eligibility to use Form S-3 if its common stock is delisted from the NYSE Amex or ADVENTRX is not timely in its filings with the Securities and Exchange Commission; the risk that ADVENTRX’s recent cost-containment measures, including the discontinuation of substantially all of its development activities and fundamental business operations and reduction in force to a small, select number of full-time employees, will negatively impact ADVENTRX’s ability to raise capital; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the submission or the approval of a New Drug Application for ANX-530 and ANX-514, and the impact of increased uncertainty regarding the need for such activities on strategic, partnering and capital-raising transactions; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530 and ANX-514, including validating commercial manufacturers and suppliers and the potential for automatic injunctions regarding FDA approval of ANX-514; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

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